EXHIBIT 99.2

PRESS RELEASE ISSUED DECEMBER 1, 2006

CSI Provides Update Regarding Delayed SEC Filings

HECTOR, Minn., Dec. 1 /PRNewswire-FirstCall/ — Communications Systems, Inc. (CSI or the Company) (Amex: JCS - News) announced today that it continues to be unable to complete and file Form 10-Q Reports for the three month period ended March 31, 2006, the six month period ended June 30, 2006, and the nine month period ended September 30, 2006 (the “Form 10-Q Reports”). The delay in filing the Form 10-Q Reports is due to previously reported risks and uncertainties arising from a civil investigation of the Company’s JDL Technology subsidiary currently being conducted by the U.S. Department of Justice and the Company’s continued assessment of the collectibility of receivables now totaling approximately $4.25 million related to work performed for the Virgin Islands Department of Education. Because CSI has not filed the Form 10-Q Reports it continues to be out of compliance with applicable listing standards of the American Stock Exchange (AMEX) and, due to such non- compliance, its shares are subject to being de-listed by AMEX. The Company’s shares continue to trade on AMEX under an extension granted by AMEX staff which contemplated that the Company would achieve compliance with such listing standards by November 30, 2006. Due to its continued inability to file the Form 10-Q Reports and thereby achieve compliance with the AMEX listing standards, the Company has submitted a request to AMEX staff for a further extension of the date by which the Company would be expected to file the Form 10-Q Reports and thereby regain compliance with the AMEX listing standards. AMEX staff has indicated they are considering the Company’s request, but there is no assurance that the Company’s request for an extension will be granted. The Company will make further announcements as to its efforts to complete and file the Form 10-Q Reports and as to the continued listing of stock on AMEX as developments warrant.

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology, that permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.